UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  December 1, 2011

CHINA AGRITECH, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-34458	75-2955368
(State of Incorporation)	(Commission File No.)	(IRS Employer ID No.)

Room 3F No. 11 Building, Zhonghong International Business Garden
Future Business Center
Chaoyang North Road, Chaoyang District, Beijing, China 100024

 (Address of Principal Executive Offices)

Registrant’s Telephone Number, Including Area Code: (86) 10-59621228
N.A.

 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

As previously reported by China Agritech, Inc. (the “Company” or “CAGC”), on March 13, 2011, a Special Committee (the “Committee”) of the Board of Directors of the Company was formed to investigate certain issues raised by Lucas McGee (“LM”), a short seller who held CAGC stock and who issued a report dated February 3, 2011 (the “LM Report”). The Committee also investigated certain issues raised on or about March 8, 2011 by the Company’s former independent auditors Ernst & Young Hua Ming (“EY China”).  On March 14, 2011, CAGC terminated EY China.  CAGC stated in a press release that the dismissal was “the result of Ernst & Young (China) Advisory Limited Beijing Branch Office entering into a SOX 404 service agreement including performing the test of the Company’s internal controls from 2008 to 2010” and because “the public and the management team have raised doubts about this service agreement’s impact on Ernst & Young Hua Ming’s independence to act as the Company’s auditor.”  In a previously disclosed April 12, 2011 letter to CAGC, NASDAQ stated that it “believe[d] that E&Y was not terminated solely, if at all, due to independence concerns, but rather because of the serious audit issues it raised, coupled with its insistence upon an independent investigation ‘to verify certain transactions and balances recorded on the Company’s financial statements and records for the year ended December 31, 2010.’”  After EY China’s termination, the Committee was also asked to review the decision to terminate EY China.

The Committee engaged the law firm of TroyGould PC (“TG”) to advise it in connection with the Committee’s independent investigation into the allegations in the LM Report, the issues raised by EY China and the circumstances of EY China’s termination.  TG hired BDO China Li Xin Da Hua Certified Public Accountants Co., Ltd. (“BDO China”) to assist in the forensic investigation.  W+H Law Firm (“WH”), a China-based law firm, was also hired to assist as local counsel.

The Committee, with the assistance of its outside advisors, has investigated these matters over the past seven months and has concluded its work.  The investigation was subject to certain limitations.  For example, EY China did not cooperate with the investigation and neither BDO China nor TG had access to the work papers of personnel of EY China.  Nonetheless, the Committee concluded that the investigation appropriately addressed all material issues raised by EY China, the circumstances of EY China’s termination, and the allegations in the LM Report. With specific regard to the LM Report, the Committee concluded that the allegations were either factually incorrect or that there were reasonable explanations as to their non-materiality.

Additionally, the Committee has determined that it is not unreasonable to conclude that CAGC’s termination of EY China was as a result of:  (a) an independence issue that EY China itself first dismissed, then raised; (b) EY China’s demand for payment before it was contractually due; and (c) EY China’s refusal to communicate with CAGC after receiving this payment, and before issuing an audit report.  Further, the allegation that CAGC dismissed EY China for its insistence on an independent investigation regarding the issues that EY China raised is contradicted by the fact that CAGC formed a Special Committee to conduct just such an investigation prior to EY China’s termination.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA AGRITECH, INC.

Date: December 1, 2011	/s/ Yu Chang
Yu Chang
Chief Executive Officer